 Exhibit 99.6

Feldman Financial Advisors, Inc.

8804 Mirador Place

McLean, VA 22102

(202) 467-6862

Pioneer Federal
Savings and Loan Association

Deer Lodge, Montana

Conversion Valuation Appraisal Update

Valued as of February 6, 2026

Prepared By

Feldman Financial Advisors, Inc.

McLean, Virginia

Feldman Financial Advisors, Inc.

8804 Mirador Place

McLean, VA 22102

202-467-6862

February 6, 2026

Board of Directors

Pioneer Federal Savings and Loan Association

202 North Main Street

Deer Lodge, Montana 59722

Members of the Board of Directors:

At your request, we have completed and hereby provide an updated independent appraisal (the “Appraisal”) of the estimated pro forma market value of Pioneer Federal Savings and Loan Association (“Pioneer Federal” or the “Association”) as of February 6, 2026 in conjunction with Pioneer Federal’s conversion (the “Conversion”) from the mutual form of organization to the stock form of organization by means of a merger with and into a newly formed Montana state-chartered stock bank to be known as Pioneer State Bank (the “Bank”), issuance of all of the Bank’s capital stock to a newly formed stock holding company known as PSB Financial, Inc. (“PSB Financial”) and offering for sale of PSB Financial’s common stock to eligible depositors of the Association, the Association’s employee stock ownership plan (“ESOP”), and certain members of the general public in the subscription and community offering (the “Stock Offering”). This updated Appraisal is being furnished in connection with the reporting of the Association’s recent financial results through the year ended December 31, 2025.

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and advisory firm that specializes in valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. In preparing the original and updated Appraisals, we conducted an analysis of the Association that included discussions with the Association’s management, the Association’s legal counsel, Godfrey & Kahn S.C., and the Association’s independent registered public accounting firm, Elliott Davis, LLC. In addition, where appropriate, we considered information from other available published sources that we believe are reliable; however, we cannot guarantee the accuracy or completeness of such information. We also reviewed, among other factors, the economy in the Association’s primary market area and compared the Association’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular. Our original Appraisal as of September 2, 2025 is incorporated and supplemented herein by reference.

Our Appraisal is not intended and must not be construed to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Stock Offering. Moreover, because such valuations are necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the offering will thereafter be able to sell such shares at prices related to our estimate of the Association’s pro forma market value.

Feldman Financial Advisors, Inc.

Board of Directors
Pioneer Federal Savings and Loan Association
February 6, 2026
Page 2

Recent Financial Performance

Table 1 summarizes the Association’s balance sheet data as of December 31, 2023 to 2025 and Table 2 presents the balance sheet concentration ratios. Table 3 presents the Association’s income statement data for the years ended December 31, 2023 to 2025. Table 4 shows the Association’s income statement ratios as a percent of average assets for the corresponding years. Exhibits 1 and 2 present comprehensive balance sheet and income statement data. Exhibits 3 to 5 provide detailed portfolio loan, investment, and deposit composition data.

Table 1

Selected Balance Sheet Data

As of December 31, 2023 to 2025

(Dollars in Thousands)

	December 31,
	2025	2024	2023
Total assets	$120,001	$112,673	$113,388
Cash and cash equivalents	9,195	6,433	10,193
Available-for-sale securities	8,687	9,538	11,304
Held-to-maturity securities	1,516	2,005	2,836
Other investments	729	729	713
Total loans, net	89,761	86,327	81,036
Cash value of life insurance	2,232	744	764
Premises and equipment, net	4,865	5,118	4,715
Total deposits	92,675	85,090	86,071
Federal Home Loan Bank advances	8,000	8,000	8,000
Total equity	18,473	18,154	17,829

Source: Pioneer Federal Savings and Loan Association, financial statements.

The Association’s total assets increased $7.3 million, or 6.5%, to $120.0 million at December 31, 2025 from $112.7 million at December 31, 2024. The increase was primarily attributable to increases in cash and cash equivalents of $2.8 million, net loans of $3.4 million, cash value of life insurance of $1.5 million, and prepaid conversion costs of $2.0 million, which were partially offset by decreases in investment securities available for sale of $851,000, and investment securities held to maturity of $489,000. The concentration of cash and securities increased from 16.6% of total assets at year-end 2024 to 16.8% at year-end 2025, while net loans decreased from 76.6% at year-end 2024 to 74.8% at year-end 2025. The asset expansion in 2025 was funded chiefly by deposit growth. Net loans increased by $3.4 million, or 4.0%, to $89.8 million at year-end 2025 from $86.3 million at year-end 2024. The loan growth was caused mainly by an increase in commercial real estate loans, which expanded by a net amount of $2.9 million.

Feldman Financial Advisors, Inc.

Board of Directors
Pioneer Federal Savings and Loan Association
February 6, 2026
Page 3

Table 2

Balance Sheet Concentration Data

As of December 31, 2023 to 2025

(Percent of Total Assets)

	December 31,
	2025	2024	2023
Cash and cash equivalents	7.66%	5.71%	8.99%
Available-for-sale securities	7.24	8.47	9.97
Held-to-maturity securities	1.26	1.78	2.50
Other investments	0.61	0.65	0.63
Total loans, net	74.80	76.62	71.47
Cash value of life insurance	1.86	0.66	0.67
Premises and equipment, net	4.05	4.54	4.16
Other assets	2.51	1.58	1.61
Total assets	100.00%	100.00%	100.00%

Total deposits	77.23%	75.52%	75.91%
Federal Home Loan Bank advances	6.67	7.10	7.06
Other liabilities	0.71	1.27	1.31
Total liabilities	84.61	83.89	84.28
Total equity	15.39	16.11	15.72
Total liabilities and equity	100.00%	100.00%	100.00%

Source: Pioneer Federal Savings and Loan Association, financial statements.

Total deposits increased to $92.7 million at December 31, 2025, an increase of $7.6 million, or 8.9%, from $85.1 million at December 31, 2024. Non-maturity deposits increased $5.9 million and certificates of deposit increased by $1.7 million. The majority of the non-maturity deposit increase was due to an increase in account openings related to the proposed subscription offering, accompanied by an increase in new flex certificate of deposit accounts from both local customers and new customers related to the proposed subscription offering. There was $8.0 million in debt outstanding at both year-end 2024 and 2025 from the Federal Home Loan Bank of Des Moines. The borrowing originated in September 2023 and the purpose was for the construction of a new facility in Deer Lodge, as well as funding loan growth. The Association’s total equity increased from $18.2 million (16.11% of total assets) at year-end 2024 to $18.5 million (15.39% of total assets) at year-end 2025. The increase in equity was due to an increase in retained earnings of $48,000 and an improvement of $272,000 in the accumulated other comprehensive loss, which reflects the unrealized holding losses on investment securities available for sale.

Feldman Financial Advisors, Inc.

Board of Directors
Pioneer Federal Savings and Loan Association
February 6, 2026
Page 4

Table 3

Summary Income Statement Data

For the Years Ended December 31, 2023 to 2025

(Dollars in Thousands)

	Year Ended
	December 31,
	2025	2024	2023
Total interest income	$5,322	$5,015	$4,381
Total interest expense	1,781	1,823	1,088
Net interest income	3,541	3,192	3,293
Provision for (recovery of) credit losses	(53)	28	35
Net interest income after provision	3,594	3,164	3,258

Total non-interest income	259	495	268
Total non-interest expense	3,806	3,362	3,136

Income before income taxes	47	297	390
Income tax expense (benefit)	(1)	73	133
Net income	$48	$224	$257

Source: Pioneer Federal Savings and Loan Association, financial statements.

The Association’s net income for the year ended December 31, 2025 was $48,000, a decrease of $176,000, or 78.6%, compared to $224,000 for the year ended December 31, 2024. The decrease in earnings was primarily due to a one-time gain on sale of the Deer Lodge office location in 2024 of $311,000 and an increase in professional fees of $245,000, due mainly to expenses incurred in 2025 in preparation for the Conversion, partially offset by a $53,000 recovery of credit losses and an increase of $349,000 in net interest income. The Association’s return on average assets (“ROA”) declined from 0.20% for 2024 to 0.04% for 2025. The Association’s return on average equity (“ROE”) declined from 1.24% in 2024 to 0.26% in 2025.

Net interest income increased $349,000, or 10.9%, to $3.5 million in 2025 compared to $3.2 million for 2024. The increase in net interest income reflects the increase in the interest rate spread to 2.95% for 2025 from 2.65% for 2024. The net interest margin increased to 3.32% in 2025 from 3.03% in 2024. Both the interest rate spread and net interest margin increased due to the declining interest rate environment, along with interest-earning assets repricing more slowly than interest-bearing liabilities.

Feldman Financial Advisors, Inc.

Board of Directors
Pioneer Federal Savings and Loan Association
February 6, 2026
Page 5

Table 4

Income Statement Ratios

For the Years Ended December 31, 2023 to 2025

(Percent of Average Assets)

	Year Ended
	December 31,
	2025	2024	2023
Total interest income	4.68%	4.47%	3.88%
Total interest expense	1.57	1.62	0.96
Net interest income	3.11	2.84	2.92
Provision for (recovery of) credit losses	(0.05)	0.02	0.03
Net interest income after provision	3.16	2.82	2.89
Total non-interest income	0.23	0.44	0.24
Total non-interest expense	3.35	2.99	2.78
Income before income taxes	0.04	0.26	0.35
Income tax expense (benefit)	(0.00)	0.07	0.12
Net income	0.04	0.20	0.23

Source: Pioneer Federal Savings and Loan Association, financial data.

The Association recorded a net $53,000 recovery for credit losses in 2025, as compared to a net provision of $28,000 in 2024. The allowance for credit losses on loans decreased by $70,000, or 5.8%, to $1.1 million at December 31, 2025 from $1.2 million at December 31, 2024. The allowance for credit losses on loans represented 1.25% of total loans at December 31, 2025 and 1.37% of total loans as of December 31, 2024. The decrease in the provision for credit losses was primarily attributable to decreases in non-performing and delinquent loans year-to-year, partially offset by a $3.4 million or 4.0% increase in gross loans during the year ended December 31, 2025. Total non-performing loans were $852,000 at year-end 2025, compared to $1.7 million at year-end 2024. Total loans past due 30 days or greater were $852,000 and $1.7 million at year-end 2025 and 2024, respectively. As a percentage of non-performing loans, the allowance for credit losses was 133.69% at year-end, compared to 70.37% at year-end 2024.

Total non-interest income totaled $259,000 for the year ended December 31, 2025, a decrease of $236,000, or 47.7%, from $495,000 for the year ended December 31, 2024. The decrease was primarily due to a $311,000 gain on the sale of the previous Deer Lodge office location following the construction of a new Deer Lodge location during 2024. The ratio of non-interest income to average assets decreased from 0.44% in 2024 to 0.23% in 2025. Interchange fees and service fees continue to be the main sources of the Association’s non-interest income, supplemented by increases in the cash value of life insurance.

Feldman Financial Advisors, Inc.

Board of Directors
Pioneer Federal Savings and Loan Association
February 6, 2026
Page 6

Total non-interest expense increased by $444,000, or 13.2%, to $3.8 million for the year ended December 31, 2025, compared to $3.4 million for the year ended December 31, 2024. The increase was primarily attributable to increases in non-recurring professional fees recorded in preparation for the Conversion (approximating $204,000) and salaries. The ratio of total non-interest expense to average assets increased from 2.99% in 2024 to 3.35% in 2025. Salaries and employee benefits increased by $91,000, or 5.6%, from $1.6 million in 2024 to $1.7 million in 2025. Occupancy costs increased from $487,000 in 2024 to $533,000 in 2025. The increase in occupancy costs reflected the increased depreciation expense associated with the Association’s new office building in Deer Lodge. Data processing costs increased from $414,000 in 2024 to $469,000 in 2025. Professional fees increased from $129,000 in 2024 to $374,000 in 2025.

Comparative Group: Recent Financial Comparisons

Exhibits 6 through 10 summarize recent financial comparisons of the Association with the Comparative Group for the last twelve months (“LTM”) ended December 31, 2025. Four of the companies in the Comparative Group have not yet reported financial results for the LTM ended December 31, 2025. As a result, we are showing their financial results and performance ratios for the LTM ended September 30, 2025. Similar to the peer group analysis conducted in our original Appraisal, the Association continues to be characterized by lower profitability.

For the LTM ended December 31, 2025, the Association’s ROA was 0.04%, compared to the Comparative Group’s median ROA of 0.75%. The Association’s core ROA of 0.18% also lagged the Comparative Group’s median of 0.72%. The Association’s profitability reflected a higher operating expense ratio and a higher efficiency ratio. The Association’s net interest margin at 3.32% for the LTM ended December 31, 2025 was moderately below the Comparative Group’s median of 3.47%. However, the Association’s operating expense ratio of 3.17% of average assets was higher than the Comparative Group’s median of 2.58%. Similarly, the Association’s efficiency ratio at 94.8% compared unfavorably to the Comparative Group’s median of 76.8%. The Association’s ratio of non-interest operating income to average assets was 0.23% for the LTM ended December 31, 2025 and lower than the Comparative Group’s median of 0.45%.

The Association’s ratio of non-performing assets to total assets at December 31, 2025 was 0.71% and above the Comparative Group’s median ratio of 0.11%. The Association’s ratio of allowance for credit losses to total loans was 1.25% and above the Comparative Group’s median ratio of 0.95%. Evidencing the Association’s solid capital base, Pioneer Federal’s ratio of total equity to assets (before the effect of the Conversion) was 15.39% at December 31, 2025 and above the Comparative Group’s median of 14.76%.

Feldman Financial Advisors, Inc.

Board of Directors
Pioneer Federal Savings and Loan Association
February 6, 2026
Page 7

Comparative Group: Recent Stock Price Performance

Since our prior Appraisal as of September 2, 2025, market prices of bank and thrift stocks have trended upward, spurred in part by the decline in short-term interest rates following a series of three rate cuts by the Federal Reserve. Third-quarter 2025 gross domestic product (“GDP”) expanded at an annual rate of 4.3%, marking the fastest pace in two years and significantly exceeding expectations. Economic growth remained robust in fourth-quarter 2025, fueled by strong spending from high-income households and productivity gains linked to artificial intelligence-related investments. However, labor market signals were mixed as the unemployment rate rose above expectations. By September 2025, the Federal Reserve deemed that it could start lowering rates again to achieve a more neutral policy stance. It made rate cuts at the three final meetings of 2025 on September 19, October 29, and December 10, 2025. The Federal Reserve justified cutting rates on the basis that downside risks to employment rose in recent months.

Investor outlook for the banking sector remains stable, supported by steady economic growth, resilient asset quality, and strong capital buffers. While declining interest rates are expected to compress net interest margins for some banks, this will likely be balanced by higher fee income and solid, though maturing, credit performance. Key industry challenges include intense competition from private credit, regulatory changes, and digital transformation.

Exhibit 11 summarizes the net change of the Comparative Group’s stock prices and selected market indexes between September 2, 2025 and February 6, 2026. The S&P U.S. Broad Market Index (“BMI”) for all banks and thrifts increased by 13.4% over this five-month period, outperforming the S&P 500 Stock Index’s increase of 8.1% from September 2, 2025 to February 6, 2026. The NASDAQ Bank Index increased by 10.8% over this period. The S&P SmallCap Banks Index and S&P Western Banks Index increased by 13.4% and 14.2%, respectively, further evidencing the improved trading valuations for bank and thrift equities.

The Comparative Group participated in the upward movement of overall bank and thrift stock prices, posting a median price increase of 10.1% and average price increase of 13.2% between September 2, 2025 and February 6, 2026. All ten members of the Comparative Group recorded net stock price increases. The median price-to-book value (“P/B”) ratio for the Comparative Group increased from 83.7% at September 2, 2025 to 94.8% at February 6, 2026. The median price-to-tangible book value (“P/TB”) ratio increased from 84.8% at September 2, 2025 to 96.0% at February 6, 2026. The median core price-to-earnings (“P/E”) ratio for the Comparative Group increased from 16.4x at September 2, 2025 to 16.7x at February 6, 2026.

Exhibit 12 summarizes recent standard thrift conversions in 2022 to 2025. Since our prior Appraisal, one standard thrift was completed, which involved Hoyne Bancorp, Inc. of Chicago, Illinois. Hoyne Bancorp, Inc. raised $79.4 million in its offering, which was oversubscribed in the subscription phase, and was valued at a pro forma P/B ratio of 51.9% and P/TB of 52.0%. Its stock price closed at $14.23 on February 6, 2026, up 42.3% from the initial offering price of $10.00.

Feldman Financial Advisors, Inc.

Board of Directors
Pioneer Federal Savings and Loan Association
February 6, 2026
Page 8

Valuation Review and Analysis

Since our original Appraisal, there has been no material change in the Association’s operating performance. Pioneer Federal reported core earnings of $209,000 for the LTM ended December 31, 2025 (excluding the pre-tax amount of $204,000 in non-recurring professional fees), as compared to core earnings of $216,000 for the LTM ended June 30, 2025. Pioneer Federal’s core ROA measured 0.18% for the LTM ended December 31, 2025 and 0.19% for the LTM ended June 30, 2025. The Association’s equity capital increased slightly from $18.4 million at June 30, 2025 to $18.5 million at December 31, 2025. The Association’s recent LTM earnings results remained below the overall Comparative Group’s level and continue to be pressured by operating expenses -- a challenge that is familiar to smaller financial institutions. However, the Association’s capital level remains solid at 15.39% of assets.

Market conditions for bank and thrift stocks advanced firmly as evidenced by the market price changes experienced by the Comparative Group and the various bank stock indexes. The Comparative Group’s stock prices increased by a median of 10.1% and an average of 13.2% between September 2, 2025 and February 6, 2026. The Comparative Group’s average P/B ratio increased by 8.3% from 82.3% to 89.2%, and its average P/TB ratio increased by 8.2% from 85.4% to 92.4%. In our original Appraisal and reaffirmed in this updated Appraisal, we concluded that the Association’s pro forma market value should be discounted to the Comparative Group’s trading ratios due to factors related to earnings growth and viability, liquidity of the issue, and the new issue discount for initial public offerings.

Given the broad increase in market prices across the banking sector, along with the specific increases in the trading market valuation ratios of the Comparative Group, we believe that an upward adjustment is warranted to the Association’s current pro forma market value. Based on the aggregate midpoint, we have concluded that the Association’s estimated pro forma market value should be increased by $1.0 million or 8.3% from $12.0 million to $13.0 million. Updating for financial data as of December 31, 2025 and the pro forma market value of $13.0 million, we have calculated pro forma P/B and P/TB ratios of 45.9% and 45.9%, respectively, for the Association as shown below in Table 5.

Employing a range of 15% below and above the updated midpoint, the minimum value of $11.05 million reflects a 41.6% P/B ratio and the maximum of $14.95 million reflects a 49.8% P/B ratio. The adjusted maximum value, computed as an additional 15% above the maximum, is positioned at $17.1925 million and a P/B ratio of 53.7%. The Association’s pro forma P/B and P/TB ratios are equivalent since Pioneer Federal had no intangible assets as of December 31, 2025. The Association’s pro forma core P/E ratio (excluding securities gains or losses and other non-recurring items) at the $13.0 million midpoint is equal to 47.6x. This relatively high P/E ratio is inflated by the Association’s low level of profitability. The average core P/E ratio for the Comparative Group was 17.4x as of February 6, 2026. The Association’s core P/E ratio was 43.5x at the minimum, increasing to 52.6x at the maximum and 55.6x at the adjusted maximum.

Feldman Financial Advisors, Inc.

Board of Directors
Pioneer Federal Savings and Loan Association
February 6, 2026
Page 9

Table 5

Comparative Pro Forma Valuation Ranges

(Dollars in Thousands)

	Original		Updated
Pro Forma	Appraisal		Appraisal		Percent
Valuation Range	9/02/25		2/06/26		Change
Minimum	$10,200		$11,050		8.3%
Midpoint	12,000		13,000		8.3%
Maximum	13,800		14,950		8.3%
Adjusted Maximum	15,870		17,193		8.3%

Minimum - P/B Ratio	40.14%		41.55%		3.5%
Midpoint - P/B Ratio	44.46%		45.91%		3.3%
Maximum - P/B Ratio	48.31%		49.78%		3.0%
Adjusted Maximum - P/B Ratio	52.22%		53.73%		2.9%

Minimum - Core P/E Ratio	40.00	x	43.48	x	8.7%
Midpoint - Core P/E Ratio	45.45	x	47.62	x	4.8%
Maximum - Core P/E Ratio	50.00	x	52.63	x	5.3%
Adjusted Maximum - Core P/E Ratio	55.56	x	55.56	x	0.0%

Exhibit 17 summarizes the relative differences between the Association’s pro forma valuation ratios and the Comparative Group’s average and median ratios. The differential levels observed in the original Appraisal are similar to those evident in the updated Appraisal. The Association’s pro forma midpoint P/B and P/TB ratios of 45.9% reflect a discount of 48.5% to the Comparative Group’s average P/B ratio of 89.2% and a discount of 50.3% to the Comparative Group’s average P/TB ratio of 92.4%. The Association’s pro forma midpoint core P/E ratio of 47.6x reflects a 173.4% premium to the average core P/E ratio of 17.4x due to the suppressed level of earnings for the Association.

Valuation Conclusion

It is our opinion that, as of February 6, 2026, the estimated pro forma market value of the Association was within a range of $11,050,000 to $14,950,000 with a midpoint of $13,000,000 (the “Valuation Range”). Pursuant to applicable appraisal guidelines, the Valuation Range was based upon a 15% decrease from the midpoint value to determine the minimum value and a 15% increase from the midpoint value to establish the maximum value. Assuming an additional increase of 15% above the maximum value would result in an adjusted maximum of $17,192,500 for the Association’s estimated pro forma market value.

Feldman Financial Advisors, Inc.

Board of Directors
Pioneer Federal Savings and Loan Association
February 6, 2026
Page 10

Based on an initial offering price of $10.00 per share, the number of shares to be sold in the Stock Offering is as follows: 1,105,000 at the minimum, 1,300,000 at the midpoint, 1,495,000 at the maximum, and 1,719,250 at the adjusted maximum. Exhibit 13 compares the Association’s pro forma valuation ratios to the market valuation ratios of the Comparative Group. Exhibit 14 displays the assumptions utilized in calculating the pro forma financial consequences of the stock offering. Exhibit 15 displays pro forma financial data at the minimum, midpoint, maximum, and adjusted maximum levels of the Valuation Range. Exhibit 16 provides more detailed data and calculations at the pro forma midpoint of the Valuation Range. Exhibit 17 computes the percentage differences of the Association’s pro forma valuation ratios with the averages and medians reported by the Comparative Group. Exhibit 18 provides current data on financial performance ratios and trading market valuation ratios for all publicly traded thrift institutions.

Sincerely,

Feldman Financial Advisors, Inc.

By:	Trent R. Feldman
President

By:	Peter W. L. Williams
Principal

Feldman Financial Advisors, Inc.

Exhibit 1

Balance Sheets

Pioneer Federal Savings and Loan Association

As of December 31, 2023 to 2025

	December 31,
	2025	2024	2023
Assets
Cash and due from banks	$360,992	$1,029,393	$1,010,448
Interest-bearing deposits	8,833,868	5,404,094	9,182,472
Cash and cash equivalents	9,194,860	6,433,487	10,192,920
Investment securities available for sale	8,686,675	9,538,032	11,303,990
Investment securities held to maturity	1,515,807	2,005,207	2,835,565
Other investments	728,559	729,335	713,120
Loans receivable	90,900,096	87,535,364	82,176,780
Allowance for credit losses	(1,138,600)	(1,208,149)	(1,140,550)
Total loans, net	89,761,496	86,327,215	81,036,230
Premises and equipment, net	4,864,836	5,118,229	4,715,208
Accrued interest receivable	359,568	361,572	323,417
Cash value of life insurance	2,232,345	744,112	763,732
Deferred tax asset	388,318	563,577	665,449
Prepaid conversion costs	2,002,360	563,577	665,449
Other assets	266,398	288,212	172,897
Total Assets	$120,001,222	$112,672,555	$113,387,977

Liabilities and Equity
Total deposits	$92,675,307	$85,089,582	$86,071,413
Advances from borrowers for taxes and insurance	120,461	54,200	36,929
Federal Home Loan Bank advances	8,000,000	8,000,000	8,000,000
Accrued interest payable	56,633	105,112	33,065
Deferred compensation	308,622	364,886	397,078
Accrued income taxes payable		75,539	80,867
Reserve for unfunded loan commitments	47,183	35,041	74,409
Other liabilities	319,578	231,087	199,315
Total Liabilities	101,527,784	93,955,447	94,893,076
Retained earnings	18,655,595	18,607,441	18,383,704
Accumulated other comprehensive loss	(182,157)	(453,910)	(554,252)
Total Equity	18,473,438	18,153,531	17,829,452
Total Liabilities and Equity	$120,001,222	$112,108,978	$112,722,528

Source: Pioneer Federal Savings and Loan Association, financial statements.

Feldman Financial Advisors, Inc.

Exhibit 2

Income Statements

Pioneer Federal Savings and Loan Association

For the Years Ended December 31, 2023 to 2025

	Year Ended
	December 31,
	2025	2024	2023
Total interest income	$5,321,953	$5,014,732	$4,380,954
Total interest expense	1,780,493	1,822,436	1,088,528
Net interest income	3,541,460	3,192,296	3,292,426

Provision for (recovery of) credit losses on loans	(65,215)	67,599	18,094
Provision for credit losses on unfunded commitments	12,142	(39,368)	16,875
Net interest income after provision	3,594,533	3,164,065	3,257,457

Service fees	62,877	67,892	65,214
Interchange fees	153,387	127,435	137,558
Loan servicing income	2,819	2,827	2,672
Increase in cash value of life insurance	38,233	(19,620)	56,496
Net gain on sale of premises and equipment	-	311,069	-
Other non-interest income	1,552	5,887	6,492
Total non-interest income	258,868	495,490	268,432

Salaries and employee benefits	1,704,757	1,614,041	1,633,476
Occupancy	533,154	486,663	226,908
Data processing	468,800	413,892	434,231
Advertising	130,790	104,027	114,487
Professional fees	373,762	129,164	118,319
Directors fees	113,400	110,745	129,105
Insurance	46,856	77,139	74,978
Loan costs	69,769	69,990	62,802
ATM fee expense	76,221	96,542	94,873
Other non-interest expense	288,549	260,121	246,486
Total non-interest expense	3,806,058	3,362,324	3,135,665

Income before income taxes	47,343	297,231	390,224
Income tax expense (benefit)	(811)	73,494	132,980
Net income	$48,154	$223,737	$257,244

Source:  Pioneer Federal Savings and Loan Association, financial statements.

Feldman Financial Advisors, Inc.

Exhibit 3

Loan Portfolio Composition

Pioneer Federal Savings and Loan Association

As of December 31, 2023 to 2025

(Dollars in Thousands)

	December 31,
	2025		2024		2023
Loan	Amount	Percent	Amount	Percent	Amount	Percent
Category	($000s)	(%)	($000s)	(%)	($000s)	(%)
Residential real estate loans:
First liens	$73,907	80.93	$74,275	84.46	$71,561	86.68
Junior liens	1,264	1.38	707	0.80	368	0.45
Revolving, open-end	3,465	3.79	1,763	2.00	1,516	1.84
Residential construction	888	0.97	2,322	2.64	1,532	1.86
	79,524	87.08	79,067	89.91	74,978	90.82
Commercial loans:
Commercial real estate	7,148	7.83	4,173	4.75	2,916	3.53
Construction and land/land dev.	1,087	1.19	1,909	2.17	832	1.01
Farmland	-	-	-	-	110	0.13
Agricultural production	-	-	15	0.02	26	0.03
Commercial and industrial	2,317	2.54	1,516	1.72	2,608	3.16
Municipal	46	0.05	51	0.06	56	0.07
	10,598	11.61	7,665	8.72	6,548	7.93

Consumer loans	1,200	1.31	1,207	1.37	1,034	1.25

Total loans	91,322	100.00	87,939	100.00	82,559	100.00

Allowance for credit losses	(1,139)		(1,208)		(1,141)
Deferred loan fees, net	(422)		(403)		(382)

Net total loans	$89,761		$86,327		$81,036

Source:  Pioneer Federal Savings and Loan Association, financial statements.

Feldman Financial Advisors, Inc.

Exhibit 4

Deposit Account Composition

Pioneer Federal Savings and Loan Association

As of December 31, 2023 to 2025

(Dollars in Thousands)

	December 31,
	2025		2024		2023
Deposit Account	Amount	Percent	Amount	Percent	Amount	Percent
Category	(000s)	(%)	(000s)	(%)	(000s)	(%)
Non-interest demand accounts	$8,186	8.83	$6,363	7.48	$7,233	8.40
NOW checking accounts	14,438	15.58	12,830	15.08	15,196	17.66
Regular savings accounts	26,227	28.30	24,596	28.91	24,269	28.20
Money market accounts	9,487	10.24	8,623	10.13	9,010	10.47
Total non-certificate accounts	58,338	62.95	52,412	61.60	55,708	64.72

Certificate of deposit accounts	28,461	30.71	25,610	30.10	22,033	25.60
IRA certificate of deposit accounts	5,876	6.34	7,068	8.31	8,331	9.68
Total certificate accounts	34,337	37.05	32,678	38.40	30,364	35.28

Total deposits	$92,675	100.00	$85,090	100.00	$86,071	100.00

Source:  Pioneer Federal Savings and Loan Association, financial statements.

Feldman Financial Advisors, Inc.

Exhibit 5

Cash and Investments Composition

Pioneer Federal Savings and Loan Association

As of December 31, 2023 to 2025

(Dollars in Thousands)

	December 31,
	2025		2024		2023
Cash and Investments	Amount	Percent	Amount	Percent	Amount	Percent
Category	(000s)	(%)	(000s)	(%)	(000s)	(%)
Cash and cash equivalents (1)	$9,195	45.69	$6,433	34.39	$10,193	39.66

Available-for-sale securities, at fair value::
U.S. Government and agency securities	1,033	5.13	1,009	5.40	1,511	5.88
Municipal and state obligations	2,819	14.00	2,889	15.44	3,116	12.12
Mortgage-backed securities	4,835	24.02	5,640	30.15	6,677	25.98
Total available-for-sale securities	8,687	43.16	9,538	50.99	11,304	43.98

Held-to-maturity securities, at amortized cost:
U.S. Government and agency securities	79	0.39	128	0.68	169	0.66
Municipal and state obligations	755	3.75	975	5.21	1,106	4.30
Mortgage-backed securities	682	3.39	902	4.82	1,561	6.07
Total held-to-maturity securities	1,516	7.53	2,005	10.72	2,836	11.03

Other investments:
Federal Home Loan Bank stock	427	2.12	428	2.29	1,106	4.30
Mutual funds	301	1.50	302	1.61	262	1.02
Total other investments	729	3.62	729	3.90	1,368	5.32

Total cash and investments	$20,126	100.00	$18,706	100.00	$25,700	100.00

Percent of total assets (%)
Cash and cash equivalents		7.66		5.74		9.04
Available-for-sale securities		7.24		8.51		10.03
Held-to-maturity securities		1.26		1.79		2.52
Other investments		0.61		0.65		1.21
Total cash and investments		16.77		16.69		22.80

(1) Includes cash and due from banks and interest-bearing deposits.

Source:  Pioneer Federal Savings and Loan Association, financial statements.

Feldman Financial Advisors, Inc.

Exhibit 6

General Operating Characteristics

As of December 31, 2025

									Tang.
						Total	Total	Total	Common
				No. of	IPO	Assets	Deposits	Equity	Equity
	City/State	Ticker	Exchange	Offices	Date	($000s)	($000s)	($000s)	($000s)
Pioneer Federal S&LA	Deer Lodge, MT	NA	NA	2	NA	120,001	92,675	18,473	18,473

Comparative Group Average						611,224	477,495	98,516	94,762
Comparative Group Median						574,564	444,112	83,953	83,953

Comparative Group
Affinity Bancshares, Inc.	Covington, GA	AFBI	NASDAQ	2	04/27/17	881,697	695,005	127,019	109,035
BV Financial, Inc.	Baltimore, MD	BVFL	NASDAQ	12	01/12/05	912,213	676,094	183,804	168,733
Catalyst Bancorp, Inc.	Opelousas, LA	CLST	NASDAQ	6	10/12/21	282,927	185,274	81,725	81,725
Central Plains Bancshares, Inc. (1)	Grand Island, NE	CPBI	NASDAQ	9	10/19/23	510,003	408,190	86,180	86,180
Fifth District Bancorp, Inc. (1)	New Orleans, LA	FDSB	NASDAQ	7	07/31/24	539,500	396,174	131,298	131,298
First Seacoast Bancorp, Inc.	Dover, NH	FSEA	NASDAQ	5	07/16/19	609,627	480,033	63,160	62,969
Home Federal Bancorp, Inc.	Shreveport, LA	HFBL	NASDAQ	11	01/18/05	621,449	554,877	57,749	53,975
Magyar Bancorp, Inc.	New Brunswick, NJ	MGYR	NASDAQ	7	01/23/06	1,045,498	859,074	121,748	121,260
NSTS Bancorp, Inc. (1)	Waukegan, IL	NSTS	NASDAQ	3	01/18/22	269,842	186,067	78,939	78,939
Texas Community Bancshares, Inc. (1)	Mineola, TX	TCBS	NASDAQ	7	07/14/21	439,485	334,162	53,535	53,502

(1) As of September 30, 2025.

Source:  Pioneer Federal Savings and Loan Association; S&P Global.

Feldman Financial Advisors, Inc.

Exhibit 7

General Financial Performance Ratios

As of or For the Last Twelve Months Ended December 31, 2025

			Total	Tang.	Net
	Total	Total	Equity/	Equity/	Interest	Effcy.	LTM	LTM	Core	Core
	Assets	Deposits	Assets	Assets	Margin	Ratio	ROA	ROE	ROA	ROE
	($000s)	($000s)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Pioneer Federal S&LA	120,001	92,675	15.39	15.39	3.32	94.78	0.04	0.26	0.18	1.13

Comparative Group Average	611,224	477,495	17.74	17.37	3.30	78.07	0.65	4.42	0.65	4.49
Comparative Group Median	574,564	444,112	15.65	14.76	3.47	76.82	0.75	5.33	0.72	5.41

All Public Thrift Average	6,743,343	5,196,304	14.72	14.37	3.29	73.59	0.70	5.33	0.71	5.31
All Public Thrift Median	1,558,982	1,182,931	12.49	11.44	3.07	74.65	0.74	5.33	0.70	5.55

Comparative Group
Affinity Bancshares, Inc.	881,697	695,005	14.41	12.62	3.59	64.55	0.91	6.59	0.95	6.87
BV Financial, Inc.	912,213	676,094	20.15	18.81	4.35	58.05	1.48	7.01	1.50	7.10
Catalyst Bancorp, Inc.	282,927	185,274	28.89	28.89	3.87	77.76	0.75	2.53	0.69	2.32
Central Plains Bancshares, Inc. (1)	510,003	408,190	16.90	16.90	3.68	75.87	0.74	5.27	0.74	5.27
Fifth District Bancorp, Inc. (1)	539,500	396,174	24.34	24.34	2.43	77.96	0.70	2.88	0.70	2.88
First Seacoast Bancorp, Inc.	609,627	480,033	10.36	10.33	2.25	113.92	(0.36)	(3.50)	(0.36)	(3.46)
Home Federal Bancorp, Inc.	621,449	554,877	9.29	8.74	3.54	68.76	0.85	9.37	0.88	9.75
Magyar Bancorp, Inc.	1,045,498	859,074	11.64	11.60	3.41	57.88	1.06	9.36	1.06	9.36
NSTS Bancorp, Inc. (1)	269,842	186,067	29.25	29.25	2.84	106.91	(0.21)	(0.73)	(0.21)	(0.73)
Texas Community Bancshares, Inc. (1)	439,485	334,162	12.18	12.17	3.07	79.01	0.57	5.38	0.59	5.55

(1) As of or for the last twelve months ended September 30, 2025.

Source:  Pioneer Federal Savings and Loan Association; S&P Global.

Feldman Financial Advisors, Inc.

Exhibit 8

Income and Expense Analysis

For the Last Twelve Months Ended December 31, 2025

	As a Percent of Average Assets
			Net	Other	Gains &	Loan	Gen. &	Intang.		Pre-tax
	Interest	Interest	Interest	Oper.	Non-rec.	Loss	Admin.	Amort.	Non-rec.	Core
	Income	Expense	Income	Income	Income	Prov.	Expense	Expense	Expense	Earnings
Pioneer Federal S&LA	4.68	1.57	3.11	0.23	0.00	(0.05)	3.17	0.00	0.18	0.22

Comparative Group Average	4.95	1.83	3.12	0.48	0.01	0.00	2.74	0.01	0.01	0.86
Comparative Group Median	5.08	1.75	3.29	0.45	0.00	0.02	2.58	0.00	0.00	0.90

All Public Thrift Average	5.09	1.98	3.10	0.61	0.04	0.08	2.68	0.05	0.03	0.96
All Public Thrift Median	5.06	1.79	2.94	0.44	0.00	0.03	2.49	0.01	0.00	0.87

Comparative Group
Affinity Bancshares, Inc.	5.57	2.17	3.40	0.24	(0.03)	0.03	2.35	0.02	0.00	1.26
BV Financial, Inc.	5.44	1.40	4.04	0.30	(0.00)	(0.24)	2.52	0.02	0.00	2.06
Catalyst Bancorp, Inc.	5.10	1.51	3.59	0.50	0.08	(0.01)	3.23	0.00	0.00	0.87
Central Plains Bancshares, Inc. (1)	5.24	1.71	3.54	0.55	0.00	0.06	3.10	0.00	0.00	0.93
Fifth District Bancorp, Inc. (1)	4.04	1.74	2.30	0.83	0.00	0.00	2.44	0.00	0.00	0.69
First Seacoast Bancorp, Inc.	4.46	2.27	2.19	0.28	0.00	0.01	2.82	0.01	0.00	(0.36)
Home Federal Bancorp, Inc.	5.06	1.76	3.30	0.41	0.00	0.03	2.55	0.04	0.00	1.13
Magyar Bancorp, Inc.	5.55	2.27	3.28	0.35	0.00	0.05	2.10	0.00	0.00	1.48
NSTS Bancorp, Inc. (1)	3.97	1.33	2.65	0.85	0.00	(0.04)	3.73	0.00	0.00	(0.20)
Texas Community Bancshares, Inc. (1)	5.06	2.12	2.94	0.49	0.06	0.13	2.60	0.03	0.05	0.70

(1) For the last twelve months ended September 30, 2025.

Source:  Pioneer Federal Savings and Loan Association; S&P Global.

Feldman Financial Advisors, Inc.

Exhibit 9

Balance Sheet Composition

As of December 31, 2025

	As a Percent of Total Assets
	Cash and	Net	Real	Intang.	Other	Total	Borrowed	Other	Total	Total
	Securities	Loans	Estate	Assets	Assets	Deposits	Funds	Liabs.	Liabs.	Equity
Pioneer Federal S&LA	16.77	74.80	0.00	0.00	8.43	77.23	6.67	0.71	84.61	15.39

Comparative Group Average	23.27	72.10	0.23	0.44	5.10	76.71	4.29	1.26	82.26	17.74
Comparative Group Median	25.21	73.28	0.00	0.02	4.66	77.39	4.26	1.34	84.35	15.65

All Public Thrift Average	18.76	75.43	0.12	0.84	8.45	76.04	7.87	1.31	85.92	14.72
All Public Thrift Median	15.91	77.53	0.00	0.24	5.01	77.38	5.49	1.28	88.40	12.49

Comparative Group
Affinity Bancshares, Inc.	11.21	83.21	0.00	2.04	3.53	78.83	6.12	0.64	85.59	14.41
BV Financial, Inc.	10.68	82.05	0.00	1.65	5.62	74.12	3.84	1.90	79.85	20.15
Catalyst Bancorp, Inc.	32.42	59.32	0.01	0.00	8.24	65.48	5.21	0.42	71.11	28.89
Central Plains Bancshares, Inc. (1)	13.60	81.72	0.01	0.00	4.66	80.04	1.67	1.40	83.10	16.90
Fifth District Bancorp, Inc. (1)	25.21	70.30	0.01	0.00	4.48	73.43	0.00	2.23	75.66	24.34
First Seacoast Bancorp, Inc.	26.99	70.54	0.00	0.03	2.44	78.74	9.62	1.28	89.64	10.36
Home Federal Bancorp, Inc.	18.76	76.01	0.13	0.61	4.48	89.29	0.64	0.78	90.71	9.29
Magyar Bancorp, Inc.	NA	82.99	0.00	0.05	NA	82.17	4.69	1.49	88.36	11.64
NSTS Bancorp, Inc. (1)	42.82	50.04	0.00	0.00	7.14	68.95	0.00	1.79	70.75	29.25
Texas Community Bancshares, Inc. (1)	27.74	64.83	2.11	0.01	5.31	76.03	11.10	0.69	87.82	12.18

(1) As of September 30, 2025.

Source:  Pioneer Federal Savings and Loan Association; S&P Global.

Feldman Financial Advisors, Inc.

Exhibit 10

Growth Rates, Credit Risk, and Loan Composition

As of or For the Last Twelve Months Ended December 31, 2025

						Allow.	Allow.	Resid.	Other	Non-
	Asset	Loan	Deposit	NPLs(1)/	NPAs(1)/	for Credit	for Credit	Real Est.	Real Est.	Real Est.
	Growth	Growth	Growth	Total	Total	Losses/	Losses/	Loans(2)/	Loans/	Loans/
	Rate	Rate	Rate	Loans	Assets	NPLs(1)	Loans	Loans	Loans	Loans
Pioneer Federal S&LA	7.04	3.98	8.91	0.93	0.71	133.64	1.25	87.08	9.02	3.90

Comparative Group Average	1.91	2.43	2.99	0.37	0.25	332.85	1.00	47.05	36.43	16.52
Comparative Group Median	1.98	2.79	3.17	0.24	0.11	242.98	0.95	43.75	39.62	14.21

All Public Thrift Average	2.09	3.44	3.17	0.74	0.59	251.20	0.95	32.91	38.91	28.19
All Public Thrift Median	2.40	2.94	3.14	0.47	0.34	215.81	0.95	25.62	47.86	26.52

Comparative Group
Affinity Bancshares, Inc.	1.72	3.98	3.20	0.50	0.42	242.98	1.21	6.46	55.52	38.02
BV Financial, Inc.	0.04	2.64	3.78	0.45	0.37	191.21	0.85	34.22	59.31	6.47
Catalyst Bancorp, Inc.	2.25	2.00	(0.22)	1.32	0.81	105.29	1.39	47.07	33.48	19.45
Central Plains Bancshares, Inc. (3)	5.80	5.99	4.18	0.08	0.08	NM	1.31	25.62	45.76	28.62
Fifth District Bancorp, Inc. (3)	2.99	3.15	3.14	0.05	0.04	858.08	0.45	90.74	4.44	4.82
First Seacoast Bancorp, Inc.	1.30	(1.04)	7.23	0.04	0.03	NM	0.81	62.53	21.20	16.27
Home Federal Bancorp, Inc.	2.25	2.94	1.52	0.27	0.34	342.48	0.93	40.83	47.02	12.15
Magyar Bancorp, Inc.	3.68	8.78	1.21	0.04	0.03	NM	0.96	31.24	66.37	2.39
NSTS Bancorp, Inc. (3)	0.52	(1.38)	3.44	0.21	0.11	442.11	0.92	85.08	4.78	10.14
Texas Community Bancshares, Inc. (3)	(1.47)	(2.74)	2.41	0.76	NA	147.79	1.13	46.66	26.48	26.86

(1) Includes accruing troubled debt restructurings.

(2) Includes home equity and second mortgage loans.

(3) As of or for the last twelve months ended September 30, 2025.

Source:  Pioneer Federal Savings and Loan Association; S&P Global.

Feldman Financial Advisors, Inc.

Exhibit 11

Comparative Group Market Price and Ratio Change

Market Price Data as of September 2, 2025 and February 4, 2026

	9/02/25	2/06/26		9/02/25	2/06/26		9/02/25	2/06/26		9/02/25	2/06/26
	Closing	Closing		Price/	Price/		Price/	Price/		Price/	Price/
	Stock	Stock		Core	Core		Book	Book		Tang.	Tang.
	Price	Price	Change	EPS	EPS	Change	Value	Value	Change	Book	Book	Change
Company	($)	($)	(%)	(x)	(x)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Comparative Group Median	NA	NA	10.1	16.4	16.7	1.5	83.7	94.8	13.3	84.8	96.0	13.1
Comparative Group Average	NA	NA	13.2	17.1	17.4	1.9	82.3	89.2	8.3	85.4	92.4	8.2

Comparative Group
Affinity Bancshares, Inc.	19.79	20.47	3.4	16.8	15.2	(9.6)	100.4	98.2	(2.1)	117.5	114.4	(2.6)
BV Financial, Inc.	16.74	19.80	18.3	16.0	13.7	(14.7)	87.2	95.4	9.3	94.5	103.9	10.0
Catalyst Bancorp, Inc.	12.94	15.82	22.3	27.1	30.8	13.6	66.3	78.9	18.9	66.3	78.9	18.9
Central Plains Bancshares, Inc.	15.74	17.60	11.8	15.9	18.1	14.1	78.5	86.1	9.7	78.5	86.1	9.7
Fifth District Bancorp, Inc.	13.94	15.12	8.5	19.9	20.7	4.0	59.2	63.6	7.4	59.2	63.6	7.4
First Seacoast Bancorp, Inc.	11.52	13.10	13.7	NM	NM	NA	89.2	97.4	9.3	89.5	97.7	9.2
Home Federal Bancorp, Inc.	13.34	18.44	38.2	10.0	10.5	5.5	74.5	98.3	31.9	80.2	105.2	31.1
Magyar Bancorp, Inc.	17.11	18.40	7.5	10.7	10.6	(0.7)	94.9	97.9	3.2	95.2	98.3	3.3
NSTS Bancorp, Inc.	11.90	12.30	3.4	NM	NM	NA	80.1	81.6	1.9	80.1	81.6	1.9
Texas Community Bancshares, Inc.	16.31	17.16	5.2	20.2	19.6	(3.1)	92.5	94.2	1.8	92.7	94.2	1.7

Index Values
S&P 500 Stock Index	6,415.5	6,932.3	8.1
S&P Broad Market Index Banks	236.0	267.7	13.4
NASDAQ Bank Index	4,614.1	5,110.5	10.8
S&P SmallCap Banks	274.5	311.3	13.4
S&P Western Banks	1,773.4	2,025.2	14.2

Source: S&P Global.

Feldman Financial Advisors, Inc.

Exhibit 12

Summary of Standard Conversion Offerings

Transactions Completed Since January 1, 2022

						Pro Forma Ratios						After-Market			Price
					Gross	Price/	Price/	Price/	Tang.		Closing	Price Change			Change
			Stock	Total	Offering	Book	Tang.	LTM	Eqty./	IPO	Price	One	One	One	Through
		Stock	Offering	Assets	Proceeds	Value	Book	EPS	Assets	Price	2/06/26	Day	Week	Month	2/06/26
Company	State	Exchange	Date	($Mil.)	($Mil.)	(%)	(%)	(x)	(%)	($)	($)	(%)	(%)	(%)	(%)
Average				761.5	80.3	51.6	52.3	25.9	19.60	NA	NA	18.0	20.7	23.1	52.0
Median				358.7	47.1	50.6	51.5	18.4	16.65	NA	NA	16.3	20.6	24.8	51.9

Average (2024-25)				678.9	69.3	48.9	49.3	35.6	20.18	NA	NA	18.9	22.2	25.1	37.8
Median (2024-25)				358.7	31.7	45.8	45.8	42.0	17.85	NA	NA	13.8	16.6	22.1	39.4

Standard Conversion Offerings
Hoyne Bancorp, Inc.	IL	NASDAQ	12/03/25	449.9	79.4	51.9	52.0	50.0	29.20	10.00	14.23	40.0	37.5	44.6	42.3
Avidia Bancorp, Inc.	MA	NYSE	07/31/25	2,656.5	191.8	56.2	58.2	14.3	12.24	10.00	19.41	46.4	45.8	55.0	94.1
Security Midwest Bancorp, Inc.	IL	OTCQB	07/31/25	217.6	8.9	45.3	45.3	9.6	8.90	10.00	15.25	14.0	11.2	24.6	52.5
Magnolia Bancorp, Inc.	LA	OTCQB	01/14/25	35.1	8.3	41.8	41.8	NM	48.12	10.00	12.30	11.2	10.1	12.5	23.0
Monroe Federal Bancorp, Inc.	OH	OTCPK	10/23/24	147.5	5.3	44.2	44.2	55.6	7.74	10.00	11.30	13.5	37.5	29.1	13.0
FB Bancorp, Inc.	LA	NASDAQ	10/22/24	1,171.5	198.4	60.5	61.6	40.0	25.95	10.00	13.65	18.6	18.2	19.5	36.5
EWSB Bancorp, Inc.	WI	OTCQB	09/18/24	267.5	7.5	46.3	46.3	NM	5.84	10.00	9.00	5.0	15.0	10.1	(10.0)
Fifth District Bancorp, Inc.	LA	NASDAQ	07/31/24	485.7	54.6	45.0	45.0	44.1	23.45	10.00	15.12	2.5	2.4	5.0	51.2
NB Bancorp, Inc.	MA	NASDAQ	12/27/23	4,231.8	410.0	60.1	60.2	11.9	16.21	10.00	22.37	37.7	36.1	46.7	123.7
Central Plains Bancshares, Inc.	NE	NASDAQ	10/19/23	450.4	41.3	56.5	56.5	19.2	15.47	10.00	17.60	(9.0)	(9.3)	(0.7)	76.0
PFS Bancorp, Inc.	IL	OTCQB	10/17/23	184.7	17.3	50.9	50.9	17.5	17.08	10.00	16.50	(10.0)	(11.0)	(11.0)	65.0
SR Bancorp, Inc. (1)	NJ	NASDAQ	09/19/23	651.5	90.6	49.0	57.3	15.7	14.76	10.00	17.50	(7.2)	(14.0)	(18.5)	75.0
Mercer Bancorp, Inc.	OH	OTCQB	07/26/23	149.0	9.7	47.5	47.5	6.9	11.32	10.00	16.25	30.0	42.4	37.5	62.5
ECB Bancorp, Inc.	MA	NASDAQ	07/27/22	688.6	89.2	59.8	59.8	25.9	20.64	10.00	18.21	40.9	41.3	40.5	82.1
VWF Bancorp, Inc.	OH	OTCQX	07/13/22	137.0	19.2	50.2	50.2	NA	24.84	10.00	12.25	29.0	45.0	49.1	22.5
NSTS Bancorp, Inc.	IL	NASDAQ	01/18/22	259.9	52.9	59.7	59.7	NA	31.81	10.00	12.30	25.9	23.0	24.9	23.0

(1) Conversion transaction involved simultaneous cash acquisition of Regal Bancorp, Inc.

Source: S&P Global.

Feldman Financial Advisors, Inc.

Exhibit 13

Comparative Pro Forma Market Valuation Analysis

Computed from Market Price Data as of February 6, 2026

	Current	Total	Price/	Price/	Price/	Price/	Price/	Total	Tang.	Current
	Stock	Market	LTM	Core	Book	Tang.	Total	Equity/	Equity/	Dividend
	Price	Value	EPS	EPS	Value	Book	Assets	Assets	Assets	Yield
Company	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)	(%)	(%)
Pioneer Federal S&LA(1)
Pro Forma Minimum	10.00	11.1	125.00	43.48	41.55	41.55	8.62	20.76	20.76	0.00
Pro Forma Midpoint	10.00	13.0	142.86	47.62	45.91	45.91	10.01	21.81	21.81	0.00
Pro Forma Maximum	10.00	15.0	142.86	52.63	49.78	49.78	11.36	22.83	22.83	0.00
Pro Forma Adj. Maximum	10.00	17.2	142.86	55.56	53.73	53.73	12.88	23.97	23.97	0.00

Comparative Group Average	NA	87.3	17.33	17.42	89.17	92.40	15.22	17.74	17.37	0.63
Comparative Group Median	NA	67.4	17.01	16.68	94.77	95.98	14.35	15.65	14.76	0.00

All Public Thrift Average(2)	NA	802.8	16.00	16.41	99.06	112.03	13.65	14.72	14.37	1.45
All Public Thrift Median(2)	NA	175.1	14.18	14.18	94.85	97.35	12.91	12.49	11.44	1.01

Comparative Group
Affinity Bancshares, Inc.	20.47	124.8	15.87	15.22	98.24	114.44	14.15	14.41	12.62	0.00
BV Financial, Inc.	19.80	190.1	13.85	13.68	95.37	103.88	19.22	20.15	18.81	0.00
Catalyst Bancorp, Inc.	15.82	65.8	28.25	30.82	78.88	78.88	22.79	28.89	28.89	0.00
Central Plains Bancshares, Inc.	17.60	69.0	18.14	18.14	86.13	86.13	14.55	16.90	16.90	0.00
Fifth District Bancorp, Inc.	15.12	84.1	20.71	20.71	63.60	63.60	15.48	24.34	24.34	0.00
First Seacoast Bancorp, Inc.	13.10	57.1	NM	NM	97.44	97.74	10.10	10.36	10.33	0.00
Home Federal Bancorp, Inc.	18.44	55.4	10.98	10.54	98.30	105.17	9.13	9.29	8.74	2.92
Magyar Bancorp, Inc.	18.40	120.3	10.64	10.64	97.92	98.34	11.40	11.64	11.60	2.19
NSTS Bancorp, Inc.	12.30	60.1	NM	NM	81.63	81.63	23.88	29.25	29.25	0.00
Texas Community Bancshares, Inc.	17.16	46.7	20.19	19.61	94.17	94.22	11.47	12.18	12.17	1.17

(1)	Pro forma ratios assume an estimated pro forma market value of $11.1 million at the minimum, $13.0 million at the midpoint, $15.0 million at the maximum, and $17.2 million at the adjusted maximum.

(2)	All public thrifts traded on a major exchange, excluding mutual holding companies and companies being acquired in announced merger transactions.

Source: Pioneer Federal Savings and Loan Association; S&P Global.

Feldman Financial Advisors, Inc.

Exhibit 14

Pro Forma Assumptions for the Conversion Stock Offering

1.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2.	The net offering proceeds are invested to yield a return of 3.73%, which represented the yield on five-year U.S. Treasury securities at December 31, 2025. The effective combined federal and state income tax rate was assumed to be 27.75%, resulting in a net after-tax yield of 2.69%.

3.	It is assumed that 8.0% of the total shares of common stock to be issued in the Conversion will be acquired by the Association’s employee stock ownership plan (“ESOP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a 25-year loan to the ESOP from the Association. No re-investment is assumed on proceeds used to fund the ESOP.

4.	It is assumed that the Association’s restricted stock plan (“RSP”) will purchase in the open market a number of shares equal to 4.0% of the total shares issued in the Conversion. Also, it is assumed that these shares are acquired at the initial public offering price of $10.00 per share. Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP. The annual expense is estimated based on a five-year vesting period. No re-investment is assumed on proceeds used to fund the RSP.

5.	It is assumed that an additional 10.0% of the total shares sold in the Stock Offering will be reserved for issuance by the Association’s stock option plan. The pro forma net income has been adjusted to reflect the expense associated with the granting of options at an assumed options value of $4.88 per option. It is further assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period and 25.0% were non-qualified options for income tax purposes, the options would vest at a rate of 20.0% per year, and compensation expense will be recognized on a straight-line basis over the five-year vesting period

6.	The fair value of stock options has been estimated at $4.88 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0.00%; an expected option life of 10 years; a risk-free interest rate of 4.18%; and a volatility rate of 28.64% based a selected bank stock index.

7.	Total offering expenses are estimated at $1.6 million.

8.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the Stock Offering.

9.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

Feldman Financial Advisors, Inc.

Exhibit 15

Pioneer Federal Savings and Loan Association

Pro Forma Conversion Valuation Range

Historical Financial Data as of December 31, 2025

(Dollars in Thousands, Except Per Share Data)

MINIMUM	MIDPOINT	MAXIMUM	ADJ. MAX.
Shares sold in the offering	1,105,000	1,300,000	1,495,000	1,719,250
Offering price	$10.00	$10.00	$10.00	$10.00

Gross offering proceeds	$11,050	$13,000	$14,950	$17,193
Less:estimated offering expenses	(1,600)	(1,600)	(1,600)	(1,600)
Net offering proceeds	9,450	11,400	13,350	15,593
Less:ESOP purchase	(884)	(1,040)	(1,196)	(1,375)
Less:RSP purchase	(442)	(520)	(598)	(688)
Net investable proceeds	$8,124	$9,840	$11,556	$13,530
Net income - LTM ended 12/31/25	$48	$48	$48	$48
Pro forma income on net proceeds	219	265	311	365
Pro forma ESOP adjustment	(26)	(30)	(35)	(40)
Pro forma RSP adjustment	(64)	(75)	(86)	(99)
Pro forma option adjustment	(100)	(118)	(136)	(156)
Pro forma net income	$77	$90	$102	$118
Pro forma earnings per share	$0.08	$0.07	$0.07	$0.07
Core earnings - LTM ended 12/31/25	$209	$209	$209	$209
Pro forma income on net proceeds	219	265	311	365
Pro forma ESOP adjustment	(26)	(30)	(35)	(40)
Pro forma RSP adjustment	(64)	(75)	(86)	(99)
Pro forma option adjustment	(100)	(118)	(136)	(156)
Pro forma core earnings	$238	$251	$263	$279
Pro forma core earnings per share	$0.23	$0.21	$0.19	$0.18
Total equity - 12/31/25	$18,473	$18,473	$18,473	$18,473
Net offering proceeds	9,450	11,400	13,350	15,593
Less:ESOP purchase	(884)	(1,040)	(1,196)	(1,375)
Less:RSP purchase	(442)	(520)	(598)	(688)
Pro forma total equity	$26,597	$28,313	$30,029	$32,003
Pro forma book value	$24.07	$21.78	$20.09	$18.61
Pro forma tangible equity	$26,597	$28,313	$30,029	$32,003
Pro forma tangible book value	$24.07	$21.78	$20.09	$18.61
Total assets - 12/31/25	$120,001	$120,001	$120,001	$120,001
Net offering proceeds	9,450	11,400	13,350	15,593
Less:ESOP purchase	(884)	(1,040)	(1,196)	(1,375)
Less:RSP purchase	(442)	(520)	(598)	(688)
Pro forma total assets	$128,125	$129,841	$131,557	$133,531
Pro Forma Ratios:
Price / LTM EPS	125.00	x	142.86	x	142.86	x	142.86	x
Price / Core EPS	43.48	x	47.62	x	52.63	x	55.56	x
Price / Book Value	41.55%	45.91%	49.78%	53.73%
Price / Tangible Book Value	41.55%	45.91%	49.78%	53.73%
Price / Total Assets	8.62%	10.01%	11.36%	12.88%
Total Equity / Assets	20.76%	21.81%	22.83%	23.97%
Tangible Equity / Assets	20.76%	21.81%	22.83%	23.97%

Feldman Financial Advisors, Inc.

Exhibit 16

Pro Forma Conversion Analysis at the Midpoint Value

Pioneer Federal Savings and Loan Association

Historical Financial Data as of December 31, 2025

Valuation Parameters	Symbol	Data
Net income -- LTM	Y	$48,000
Core earnings -- LTM	Y	209,000
Net worth	B	18,473,000
Tangible net worth	B	18,473,000
Total assets	A	120,001,000
Expenses in conversion	X	1,600,000
Other proceeds not reinvested	O	1,560,000
ESOP purchase	E	1,040,000
ESOP expense (pre-tax)	F	41,522
RSP purchase	M	520,000
RSP expense (pre-tax)	N	103,806
Stock option expense (pre-tax)	Q	126,880
Option expense tax-deductible	D	25.00%
Re-investment rate (after-tax)	R	2.69%
Tax rate	T	27.75%
Shares for EPS	S	92.32%

Pro Forma Valuation Ratios at Midpoint Value
Price / LTM EPS	P/E	142.86x
Price / Core EPS	P/E	47.62x
Price / Book Value	P/B	45.91%
Price / Tangible Book	P/TB	45.91%
Price / Assets	P/A	10.01%

Pro Forma Calculation at Midpoint Value				Based on

V =	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	=	$13,000,000	[LTM earnings]
	1 - (P/E / S) * R

V =	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T))	=	$13,000,000	[Core earnings]
	1 - (P/E / S) * R

V =	P/B * (B - X - E - M)	=	$13,000,000	[Book value]
	1 - P/B

V =	P/TB * ( B - X - E - M )	=	$13,000,000	[Tangible book]
	1 - P/TB

V =	P/A * ( A - X - E - M )	=	$13,000,000	[Total assets]
	1 - P/A

Valuation Range
Minimum	=	$13,000,000	x	0.8500	=	$11,050,000
Midpoint	=	$13,000,000	x	1.0000	=	$13,000,000
Maximum	=	$13,000,000	x	1.1500	=	$14,950,000
Adj. Max.	=	$14,950,000	x	1.1500	=	$17,192,500

Feldman Financial Advisors, Inc.

Exhibit 17

Comparative Valuation Ratio Analysis

Pro Forma Conversion Valuation

Computed from Market Price Data as of February 6, 2026

		Pioneer	Comparative		All Public
Valuation		Federal	Group		Thrifts (1)
Ratio	Symbol	S&LA	Average	Median	Average	Median
Price / LTM EPS	P/E		17.33	17.01	16.00	14.18
Minimum	(x)	125.00	621.4%	635.0%	681.1%	781.8%
Midpoint		142.86	724.4%	740.0%	792.7%	907.8%
Maximum		142.86	724.4%	740.0%	792.7%	907.8%
Adjusted Maximum		142.86	724.4%	740.0%	792.7%	907.8%

Price / Core EPS	P/E		17.42	16.68	16.41	14.18
Minimum	(x)	43.48	149.6%	160.7%	164.9%	206.7%
Midpoint		47.62	173.4%	185.5%	190.1%	235.9%
Maximum		52.63	202.1%	215.5%	220.7%	271.3%
Adjusted Maximum		55.56	218.9%	233.1%	238.5%	291.9%

Price / Book Value	P/B		89.17	94.77	99.06	94.85
Minimum	(%)	41.55	-53.4%	-56.2%	-58.1%	-56.2%
Midpoint		45.91	-48.5%	-51.6%	-53.6%	-51.6%
Maximum		49.78	-44.2%	-47.5%	-49.7%	-47.5%
Adjusted Maximum		53.73	-39.7%	-43.3%	-45.8%	-43.3%

Price / Tangible Book	P/TB		92.40	95.98	112.03	97.35
Minimum	(%)	41.55	-55.0%	-56.7%	-62.9%	-57.3%
Midpoint		45.91	-50.3%	-52.2%	-59.0%	-52.8%
Maximum		49.78	-46.1%	-48.1%	-55.6%	-48.9%
Adjusted Maximum		53.73	-41.8%	-44.0%	-52.0%	-44.8%

Price / Total Assets	P/A		15.22	14.35	13.65	12.91
Minimum	(%)	8.62	-43.3%	-39.9%	-36.8%	-33.2%
Midpoint		10.01	-34.2%	-30.2%	-26.7%	-22.5%
Maximum		11.36	-25.3%	-20.8%	-16.8%	-12.0%
Adjusted Maximum		12.88	-15.4%	-10.3%	-5.7%	-0.3%

(1) Excludes companies subject to mutual holding company ownership or pending acquisition.

Feldman Financial Advisors, Inc.

Exhibit 18

Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	2/06/26	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)
All Public Thrifts (1)
Affinity Bancshares, Inc.	GA	AFBI	882	14.41	12.62	0.91	6.59	20.47	124.8	15.9	15.2	98.2	114.4	14.15	0.00
Avidia Bancorp, Inc.	MA	AVBC	2,837	13.36	12.99	(0.12)	(1.22)	19.41	389.7	NM	NM	102.8	106.2	13.74	1.04
Axos Financial, Inc.	NV	AX	28,201	10.39	9.76	1.80	16.68	101.01	5,725.1	12.8	12.6	195.4	209.4	20.30	0.00
Broadway Financial Corporation	CA	BYFC	1,248	22.84	21.10	(0.01)	(0.03)	8.26	50.2	NM	NM	56.4	70.9	6.92	0.00
BV Financial, Inc.	MD	BVFL	912	20.15	18.81	1.48	7.01	19.80	190.1	13.8	13.7	95.4	103.9	19.22	0.00
Capitol Federal Financial, Inc.	KS	CFFN	9,778	10.65	NA	0.75	6.98	7.60	967.1	13.6	13.5	94.8	96.8	10.09	4.47
Catalyst Bancorp, Inc.	LA	CLST	283	28.89	28.89	0.75	2.53	15.82	65.8	28.3	30.8	78.9	78.9	22.79	0.00
Central Plains Bancshares, Inc.	NE	CPBI	510	16.90	NA	0.74	5.27	17.60	69.0	18.1	18.1	86.1	NA	14.55	0.00
ECB Bancorp, Inc.	MA	ECBK	1,606	10.71	10.71	0.52	4.58	18.21	160.1	19.4	19.4	93.1	93.1	9.97	0.00
FB Bancorp, Inc.	LA	FBLA	1,264	26.75	26.75	(0.22)	(0.84)	13.65	250.6	NM	NM	80.1	80.1	21.42	0.00
Fifth District Bancorp, Inc.	LA	FDSB	540	24.34	24.34	0.70	2.88	15.12	84.1	20.7	20.7	63.6	63.6	15.48	0.00
First Northwest Bancorp	WA	FNWB	2,108	7.46	7.41	(0.20)	(2.74)	10.36	91.3	NM	NM	62.4	62.8	4.65	0.00
First Seacoast Bancorp, Inc.	NH	FSEA	610	10.36	10.33	(0.36)	(3.50)	13.10	57.1	NM	NM	97.4	97.7	10.10	0.00
Flagstar Bank, N.A.	NY	FLG	87,512	9.31	8.91	(0.19)	(2.18)	14.27	5,936.1	NM	NM	77.7	81.8	6.82	0.29
FS Bancorp, Inc.	WA	FSBW	3,197	9.62	9.22	1.06	10.96	42.28	313.1	9.9	9.4	103.2	108.1	9.93	2.69
Hingham Institution for Savings	MA	HIFS	4,543	10.56	10.56	1.22	12.00	333.37	727.5	13.5	23.1	151.7	151.7	16.01	0.77
Home Federal Bancorp, Inc.	LA	HFBL	621	9.29	8.74	0.85	9.37	18.44	55.4	11.0	10.5	98.3	105.2	9.13	2.92
Hoyne Bancorp, Inc.	IL	HYNE	455	19.82	19.79	NA	(0.45)	14.23	115.2	NA	NA	NA	NA	NA	0.00
Kearny Financial Corp.	NJ	KRNY	7,621	9.94	NA	0.43	4.33	8.15	512.5	15.7	15.7	69.7	82.7	6.92	5.46
Lake Shore Bancorp, Inc.	NY	LSBK	727	19.47	19.47	1.02	6.41	15.37	112.4	15.8	NA	84.9	84.9	16.54	2.33
Magyar Bancorp, Inc.	NJ	MGYR	1,045	11.60	NA	1.06	9.36	18.40	120.3	10.6	10.6	97.9	98.3	11.40	2.19
Northeast Community Bancorp, Inc.	NY	NECB	2,064	17.04	17.04	2.21	13.12	24.75	347.2	7.6	7.7	98.3	98.3	16.75	3.22
NSTS Bancorp, Inc.	IL	NSTS	270	29.25	29.25	(0.21)	(0.73)	12.30	60.1	NM	NM	81.6	81.6	23.88	0.00
Provident Financial Holdings, Inc.	CA	PROV	1,228	10.38	10.38	0.54	5.08	16.26	105.3	16.4	NA	81.8	81.8	8.49	3.44
Provident Financial Services, Inc.	NJ	PFS	24,981	11.34	8.48	1.19	10.71	23.79	3,107.4	10.7	10.7	109.7	151.5	12.44	4.07
Riverview Bancorp, Inc.	WA	RVSB	1,512	10.86	9.23	0.32	2.99	5.41	112.0	23.5	NA	68.2	81.8	7.41	1.48
SR Bancorp, Inc.	NJ	SRBK	1,143	16.49	14.54	0.39	2.24	17.50	140.2	33.0	34.2	78.3	90.9	12.91	1.14
Texas Community Bancshares, Inc.	TX	TCBS	439	12.18	12.17	0.57	5.38	17.16	46.7	20.2	19.6	94.2	94.2	11.47	1.17
Timberland Bancorp, Inc.	WA	TSBK	2,006	13.38	12.71	1.55	11.89	39.63	312.5	10.3	NA	116.3	123.4	15.57	2.93
Triumph Financial, Inc.	TX	TFIN	6,381	14.76	9.01	0.40	2.76	68.34	1,624.1	NM	NA	181.1	329.0	25.63	0.00

Feldman Financial Advisors, Inc.

Exhibit 18 (continued)

Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	2/06/26	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)
TrustCo Bank Corp NY	NY	TRST	6,441	10.66	10.65	0.97	8.88	46.07	830.6	14.2	14.2	121.0	121.1	12.90	3.29
Waterstone Financial, Inc.	WI	WSBF	2,260	15.46	NA	1.19	7.66	18.05	338.9	12.2	12.2	94.8	97.0	14.67	3.28
Western New England Bancorp, Inc.	MA	WNEB	2,736	9.05	8.60	0.56	6.35	14.32	288.6	19.1	19.0	117.8	124.6	10.66	1.97
WSFS Financial Corporation	DE	WSFS	21,314	12.80	NA	1.36	10.75	70.65	3,862.9	13.9	13.7	137.8	219.5	17.70	0.97

Average			6,743	14.72	14.37	0.70	5.33	NA	802.8	16.0	16.4	99.1	112.0	13.65	1.45
Median			1,559	12.49	11.44	0.74	5.33	NA	175.1	14.2	14.2	94.8	97.4	12.91	1.01

(1) Public thrifts traded on NYSE, NYSE American, and NASDAQ stock markets; excludes companies subject to pending acquisitions or mutual holding company ownership.

Source:  S&P Global.